Exhibit 99.1

Fairchild Semiconductor Reduces Guidance for the Fourth Quarter of 2008

San Jose, California - November 10, 2008 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance products that enable energy-efficiency, today reduced its guidance for the current quarter. Revenue for Q4 2008 is now projected to be between $338 million and $360 million, a sequential decline of 16 percent to 21 percent from the third quarter. Gross margin is expected to be down 100 to 200 basis points (27.9 percent to 28.9 percent) due to the lower revenue, and the company expects to cut R&D and SG&A spend to $73 to $76 million for the quarter. Previous guidance, given as part of the company's Q3 2008 earnings release, was for a sequential sales decline of 6 percent to 12 percent, flat (29.9 percent) gross margin and R&D and SG&A spending of $80 to $83 million.

"We entered the fourth quarter needing slightly more than 10 percent fill orders to meet our guidance," said Mark Frey, Fairchild's executive vice president and CFO. "Unfortunately, in the weeks since our Q3 earnings release we have booked virtually no net fill and demand visibility remains very limited. While we still expect more turns orders to be booked this quarter, the lower guidance we are issuing today requires no additional net order fill to meet the low end of the range."

"Currently our order rates are just keeping up with push outs and cancellations," added Mark Thompson, Fairchild's president and CEO. "Our customers and distributors are coping with reduced orders while at the same time trying to rapidly reduce their inventories. Going forward, we will continue to focus on the factors we can control such as operating expenses, inventory control, capital spending and new product development. We are confident in our overall plan, and believe we will weather this downturn and emerge as an even stronger company."

Policy on Business Outlook Disclosure and Quiet Periods:

It is our current policy to update our business outlook near the beginning of each quarter, within the press release that announces the previous quarter's results. We are publishing this business update as a result of the progressively weakening order rates we have experienced in the fourth quarter and the uncertainty in the current economic environment. The business outlook above updates the business outlook included in our October 16, 2008 press release announcing third quarter results. This business update is accessible at the Investor Relations section of our website at http://investor.fairchildsemi.com. Toward the end of each quarter, and until that quarter's results are publicly announced, we observe a "quiet period," when the business outlook is not updated to reflect management's current expectations. The quiet period for the fourth quarter of 2008 will be from December 13, 2008 until January 22, 2009 when we plan to release our fourth quarter and full year 2008 results. Except during quiet periods, the business outlook posted on our website reflects current guidance unless and until updated through a press release, SEC filing or other public announcement. During quiet periods, our business outlook, as posted on our website, announced in press releases and provided in quarterly, annual and special reports or other filings with the SEC, should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company. During quiet periods, Fairchild Semiconductor representatives will not comment about the business outlook of the company's financial results or expectations for the quarter in question.

Special Note on Forward-Looking Statements:

This press release contains forward-looking statements that are based on management's assumptions and expectations and involve risk and uncertainty. Forward-looking statements usually, but do not always contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: the current uncertainty in global economic conditions, including disruptions in the credit markets, as well as future economic conditions; changes in demand and the aggressive pricing environment for our products; changes in inventories at our customers and distributors; order cancellations or reduced

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Fairchild Semiconductor Reduces Guidance for the Fourth Quarter of 2008

bookings; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors' actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Corporate Communications:
Patti Olson
1-(800) 341-0392 X 8728
patti.olson@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

Email: phughes@topazpartners.com